 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-234631

Supplement dated November 5, 2021
To Prospectus Supplement dated November 12, 2019
(To Prospectus dated November 12, 2019)

Global Net Lease, Inc.
Up to $500,000,000 of Shares
of Common Stock

This supplement (this “Supplement”) supplements the prospectus supplement, dated November 12, 2019 (the “Prospectus Supplement”), relating to the offer and sale of shares of Common Stock, par value $0.01 per share (“Common Stock”), of Global Net Lease, Inc. (the “Company”) from time to time through the agents named therein, acting as the Company’s sales agents, or directly to one or more of the agents, acting as principal, in any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, including block transactions. This Supplement should be read in conjunction with the Prospectus Supplement. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

This Supplement is being filed to reflect the amendment of the equity distribution agreement pursuant to which the offering is being conducted (as amended, the “Equity Distribution Agreement”) to revise the list of agents named in the Prospectus Supplement and the Equity Distribution Agreement to add Jefferies LLC and to remove BBVA Securities Inc.

Accordingly, each reference in the Prospectus Supplement to the term “Agent” or “Agents” in the Prospectus Supplement is hereby amended to add Jefferies LLC and to remove BBVA Securities Inc. We will pay the Agents a commission of no more than 1.5% of the gross sales price of the shares of our Common Stock sold through any Agent pursuant to the Equity Distribution Agreement.

In addition, the list of Agents on the front cover page of the Prospectus Supplement is hereby amended and restated as follows:

BMO Capital Markets	KeyBanc Capital Markets	Mizuho Securities

Jefferies	B. Riley Securities	Capital One Securities

Ladenburg Thalmann	SMBC Nikko	Stifel	Barclays

In addition, the list of Agents on the back cover page of the Prospectus Supplement is hereby amended and restated as follows:

BMO Capital Markets

KeyBanc Capital Markets

Mizuho Securities

Jefferies

B. Riley Securities

Capital One Securities

Ladenburg Thalmann

SMBC Nikko

Stifel

Barclays